Inuvo, Inc. Second Quarter 2021 August 12, 2021

Operator Comments:

Good afternoon, and welcome to the INUVO’s 2021 Second Quarter Conference Call. Today’s conference is being recorded. Mr. Valter Pinto of KCSA Strategic Communications. Please go ahead, sir.
Valter Pinto (Investor Relations) Comments:

Thank you, operator and good afternoon.

I’d like to thank everyone for joining us today for the INUVO second quarter 2021 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe and Chief Financial Officer Wally Ruiz will be your presenters on the call.

We would also like to remind our shareholders that we anticipate filing our 10Q with the Securities and Exchange Commission this evening.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement.

Inuvo, Inc. Second Quarter 2021 August 12, 2021

Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that, I’ll now turn the call over to CEO Richard Howe.

Richard Howe (CEO) Comments:

Thank you Valter and thanks everyone for joining us today.

For the three months ended June 30, 2021, we delivered $12.6 million in Revenue which was up 66% year-over-year and up 19% sequentially.

At our current gross margins, we’d expect to break even on an Adjusted EBITDA basis when monthly revenue run rates exceed $5.5 million, which we expect to be able to deliver before year-end. Adjusted EBITDA in the second quarter was a loss of $965,000 which was roughly flat sequentially.

The balance sheet remains strong with no debt, over $18 million in cash and marketable securities and an unused $5 million dollar financing facility. The company is not currently in need of additional operating Capital.

Of the $12.6 million delivered, the ValidClick platform contributed $9.7 million, which was up year-over-year by 72%. The platforms growth rate has been roughly 8% compounded monthly through June 2021 off the Covid related low in May of 2020.

Inuvo, Inc. Second Quarter 2021 August 12, 2021

As we have mentioned previously, ValidClick services have been materially revised post-pandemic and this is most evident in the mix of revenue, where of the three main clients for ValidClick, the largest is now Google. As the most dominant advertising marketplace in the world, we decided in 2020 to re-focus our efforts towards serving the objectives of this client, a strategy we believe offers the best short and long-term benefits. I will remind our shareholders that this client relationship goes back now more than a decade. More on ValidClick later in the conference.

The IntentKey platform contributed roughly $2.9 million of revenue in the quarter, growing 50% year-over-year and 37% sequentially. The client performance results associated with this product are nothing short of astounding. In the second quarter, we exceeded our client goals on average by 74%. We would expect this product line to continue its double-digit growth rates year-over-year for the foreseeable future.

For the third quarter of 2021, we expect strong continuing year-over-year and sequential revenue growth within both product lines.

Let me now provide some additional insights for both the IntentKey and ValidClick.

As a result of the continuing performance results associated with the IntentKey platform, through the first half of 2021 we have seen a 56% increase in the number of prospective client presentations given and a 70% increase in the number of deals won as compared to the same period in 2020.

We had 18 new campaigns launch within the quarter including a first deal sold by our sales rep in Canada as part of our announced expansion into that market. We had 84 total campaigns running in the second quarter.

Inuvo, Inc. Second Quarter 2021 August 12, 2021

In April, we put out a release about a retail client where the IntentKey had delivered a staggering 88:1 return on Ad spend. Results for that client have only improved since then and as a result they are now allocating more budget towards our service.

We also announced recently that we had closed our first Casino client and I’m pleased to report that the client continues to spend media dollars with us as their growth accelerates, having recently surpassed their largest competitor in the state in monthly gaming revenues.

We are currently working on additional proposals for this client and Casino International, a leading publication within the gaming world will be highlighting our technology in a September article.

Within the quarter we added state agencies looking to promote covid and vaccination awareness, a financial services company, a healthcare company, a recreational vehicle company, a large retailer, and some tourism clients. We are in active implementations associated with the SaaS version of the IntentKey and are in discussions with numerous prospects for the same.

Because our solution uses Artificial Intelligence and is therefore not reliant on third-party data, cookies, or IP addresses to make its advertising decisions, we have been experiencing increased interest from prospects resulting from this competitive differentiation as those companies look to select technology providers who can future proof their advertising spend.

We would expect continued interest over the next few years related to this differentiation as brands begin to appreciate the scale of the performance challenges associated with what is fundamentally a change in the very way online advertising is delivered.

Inuvo, Inc. Second Quarter 2021 August 12, 2021

Google recently extended their timeline for the deprecation of third-party cookies to allow the market additional time to prepare. Since we are already prepared, this added time gives us the opportunity to be working on the next advancement of our platform while competitors worry about re-engineering their current platforms.

With a growing list of clients and prospects, hiring within the IntentKey to support clients and sales has continued throughout Q2. We now have 20 people in sales, account management and sales support roles. INUVO currently has 78 full and part time employees.

On the development front we made several scalability improvements designed to accommodate our growing client base and our expansion into Canada. We are also rebuilding and streamlining our internal dashboards as an efficiency improvement for client facing personnel and as a way to reduce the ramp-up time associated with new hires as our growth continues.

We also recently started to enhance our web crawler. Within our system, this crawler is akin to a librarian. It continuously pulls content from the internet which it then sends to our Artificial Intelligence for interpretation. In this regard, our AI already has learned from over 6 billion web pages covering most of humanities knowledge. It also interprets millions of new web pages daily.

We are working towards enhancing this crawler in a manner that would allow our AI to understand what the sentiment is related to any individual concept. For example, is the sentiment strong towards a given brand, or a place or a product or a person or a thing. Concurrently, and given the predominance of things like emojis and hashtags, we are updating the crawler so it can understand these new language constructs.

Inuvo, Inc. Second Quarter 2021 August 12, 2021

Turning now to ValidClick, where, as I mentioned earlier, we have seen a strong 8% compounded monthly growth since the Covid low in May of 2020.

Increasing scale within ValidClick’s competitive market is often about making small enhancements that can improve yield. This was our main development and operational focus this quarter. There were two such enhancements worth noting.

First, we continued to enhance the a/b testing infrastructure we put in place and launched last year. We haven’t talked about this before but it’s a good example of the power that incremental improvements can have on revenues.

In concert with the needs of our largest client, we ran 17 different individual experiments within the quarter where we made small adjustments on landing pages to things like color, font size, and content spacing. Of these 17 experiments, 11 resulted in positive increases in revenue. While each improvement typically represents around 1-3%, this ability to quickly test in this manner, at scale, can add up over time.

In 2021 so far, we estimate that we’ve increased ValidClick revenues by about 8-10% using this continuous experimentation capability. This increase enables us to better promote websites, be more competitive in the marketplace, and ultimately serve the needs of our clients while scaling our services to those clients.

The second focus I’d like to highlight this quarter was a set of enhancements to our proprietary media buying tools, a technological update that makes managing advertising campaigns more efficient.

Using these internally developed tools, we were able to double the number of campaigns each campaign manager can build each day. This is critical because being effective in

Inuvo, Inc. Second Quarter 2021 August 12, 2021

online advertising at scale requires optimization, which is achieved by developing campaigns across a wide variety of topics. A process, without technology, that is manually prohibitive.

One of the ValidClick measures we track that might be interesting to shareholders is the number of web pages into which we served Ads viewed by consumers in any given month. In this regard, ValidClick hit an all-time monthly high within the first half of the year by serving ads into roughly 100 million pageviews.
I would now like to turn the call over to Wally for a more detailed assessment of our financial performance within the quarter.

Ruiz (CFO) Comments:

Thank you, Rich, and good morning everyone. I will recap the financial results of our second quarter of 2021.

As Rich mentioned, Inuvo reported revenue of $12.6 million for the quarter ended June 30, 2021; this compares to $7.6 million reported in the second quarter of last year.

Both platforms, ValidClick and IntentKey, exceeded the prior year. ValidClick revenue exceeded the revenue in the second quarter of last year by 72% and the IntentKey revenue for the three months ended June 30, 2021 exceeded the prior year quarter by approximately 50% primarily due to the acquisition of new customers. Revenue in 2020 was affected by the COVID-19 pandemic which had a material impact on advertising budgets beginning in April of 2020.

Inuvo, Inc. Second Quarter 2021 August 12, 2021

As the IntentKey platform revenue has become a greater percentage of overall Revenue, the components of our overall cost of revenue has shifted. Cost of revenue in the 2021 period was primarily generated by payments to ad exchanges that provide access to a supply of media inventory where we serve advertisements using information predicted by the IntentKey and to a lesser extent, payments to website publishers and app developers that host advertisements we serve through ValidClick. The majority of ValidClick’s costs are traffic acquisition related and therefore reported as a marketing expense.

Last year, cost of revenue was primarily generated by payments to website publishers and app developers that hosted advertisements we served through ValidClick.
Inuvo Gross Margins decreased in the second quarter to 82% compared to 86% in the same quarter last year due primarily to the shift in the cost of revenue mentioned.

The IntentKey gross margins were 42% in the second quarter. Going forward, we expect IntentKey gross margins to increase due to the SaaS version where margins are expected to be significantly higher as a result of the mostly fixed costs associated with operating just the AI, Modeling and Decision components of the platform.

Operating expenses were $12.8 million in the second quarter of 2021 compared to $7.8 million the prior year, an increase of $5 million.

The largest component of operating expense is marketing costs. Marketing costs are predominantly traffic acquisition costs associated with ValidClick. It is the largest expense associated with the ValdClick platform. Marketing costs were $8.2 million in the second quarter this year compared to $3.9 million in the same quarter last year. The $4.3 million higher expense this year compared to last year is primarily due to our reduction of traffic

Inuvo, Inc. Second Quarter 2021 August 12, 2021

acquisition activities last year in response to the unusually lower ValidClick revenue associated with the COVID-19 pandemic.

Compensation expense was $2.9 million in the second quarter this year compared to $2.1 million in the prior year primarily due to higher stock-based compensation expense and to higher employee salary cost. Our full-time employment was 73 on June 30, 2021, compared to 66 on June 30, 2020.

The majority of the increase in headcount occurred within sales, sales support and account management for the IntentKey. We also hired traffic acquisition professionals within ValidClick to support a strategy to bring that function in-house.

Selling, general and administrative expense decreased $104 thousand in the second quarter this year compared to the prior year due to lower IT costs where we consolidated our computing facilities to 2 data centers; lower facilities expense, lower corporate expenses, and lower depreciation and amortization expense; these expenses were partially offset by higher professional and public company expense.

Yesterday, August 11th, we held our annual shareholder meeting. All four proposals submitted to the shareholders were approved. The cost of holding the meeting was approximately $200 thousand, the highest meeting cost in recent memory, part of which caused an offsetting higher expense to the otherwise lower S,G & A.

We believe the higher cost of holding the shareholder meeting is primarily due to brokers surrendering their right to vote uninstructed shares using the discretionary voting authority granted by the NYSE. Of the 119 million shares outstanding, approximately a third of our shares are held by insiders, institutions and large shareholders leaving two thirds held by retail shareholders.

Inuvo, Inc. Second Quarter 2021 August 12, 2021

Retail shareholders frequently keep their shares in their brokerage accounts and often are not aware that a vote is pending. Proxies not returned to the broker may be voted by the broker. Since the returns from retail holders is often under 25%, the broker’s discretionary vote becomes significant, particularly to small cap companies.

The decline in discretionary voting by brokers is a real concern for many issuers as it is becoming increasingly difficult and expensive to obtain enough votes to reach a quorum and pass specific proposals.

Inuvo incurred the higher expense attempting to reach retail shareholders, by contracting an independent third party, who attempts to identify and phone shareholders to remind them to vote.

Net interest expense was $8 thousand in the second quarter of 2021 compared to $73 thousand expense in the same quarter last year.

We had other income of $25 thousand in the second quarter of this year due to unrealized gains from marketable securities. The other net expense from the second quarter last year was due to the conversion of convertible debt securities.

We reported net loss of $2.4 million or 2¢ per basic share compared to a $1.4 million net loss or 2¢ per basic share in the same quarter last year.

The adjusted EBITDA for the quarter ended June 30, 2021, was a $965 thousand loss compared to a loss of $140 thousand last year.

Inuvo, Inc. Second Quarter 2021 August 12, 2021

On June 30, 2021, we had cash and cash equivalents of $17.3 million, marketable securities of $889 thousand and a net working capital of $15.4 million. In addition, we have a $5 million working capital line of credit which currently has no outstanding balance. We maintain a simple cap structure with only common stock and employee restricted stock units through an equity incentive plan.

Now, I’d like to turn the call back too Rich for closing remarks.

Richard Howe (CEO) Closing Comments:

Thanks, Wally, we had a very strong second quarter with 66% year-over-year and 19% sequential growth. We would expect the third quarter to be up between 45-55% on a year-over-year basis.

We expect both product lines to show sequential growth in the third quarter. We expect our Adjusted EBITDA will improve within the third quarter. We expect the Intentkey’s remarkable client performance to continue alongside a growing pipeline with improving win rates.

At over $18 million in cash and marketable securities and no debt, our balance sheet is strong and consequently, we see no immediate need for additional operating capital.

I will now turn the call over to the operator for questions.

Richard Howe Final Comments:
I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in our company.